Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile 724-422-7844

ALCOA PROVIDES ADDITIONAL DETAILS ON

SIGNIFICANT SECOND QUARTER 2005 EVENTS

NEW YORK, NY – June 23, 2005 – Alcoa today provided details on its previously announced sale of Elkem shares, global restructuring program, and other second quarter 2005 events. The company will record an after-tax profit of $219 million, or $0.25 per diluted share, on the sale of its shares in Elkem, the Norwegian metals company, in the quarter. The company also expects to record a $100 to $120 million net tax benefit in the quarter, and after-tax charges of $220 to $250 million, $0.25 to $0.28 per share, as part of its previously announced plan to streamline operations.

“When we created a new global business structure last year, we took a new look at optimizing our operations in order to better serve our customers,” said Alain Belda, Alcoa Chairman and CEO. “Today’s actions demonstrate the value of that new design by showing that we can accelerate cost savings and put the company on a solid footing for the long term.”

The second quarter restructuring will lead to the elimination of approximately 6,500 jobs across the company’s global businesses. The charges also encompass plant closings and consolidations, and asset impairments. The company anticipates that the restructuring will be implemented over the next 12 months, and result in annualized savings of approximately $150 million before taxes.

In the first quarter of 2005, the company recorded after-tax restructuring charges of $25 million affecting approximately 1,800 positions, resulting in an anticipated $45 million pre-tax in annualized cost savings. The combined first half restructuring is expected to be between $245 and $275 million, affect approximately 8,300 positions, and save $195 million before taxes on an annualized basis.

“In total, the restructuring we have undertaken this year should generate nearly $200 million in annual cost savings, helping put our businesses in a better position to compete globally and serve our customers,” said Belda. “While eliminating jobs is unsettling, we will do our best to minimize the impact on our employees and the communities where we operate.”

Included in the second quarter restructuring are the following major pre-tax components:

•	Restructuring to improve efficiency across the company’s automotive operations including the previously announced closing of the Hawesville, KY automotive plant; restructuring of its cast auto wheels business, affecting almost 800 worldwide positions with charges of $65-$70 million, approximately half for severance costs with the remainder for asset impairments; and nearly 2,500 headcount reductions in the AFL automotive wire harness business, costing approximately $8 million. In total, approximately 3,500 automotive positions will be affected.

•	Optimization of the company’s global extrusion production operations to increase productivity, resulting in charges of $65-$70 million, comprised of approximately $20 million for asset disposals at various U.S. and European extrusion plants, with the remainder representing severance costs associated with the elimination of 1,000 positions.

•	Consolidation and strengthening of the company’s global packaging and consumer business, resulting in charges of $25-$30 million, approximately three-quarters of which are severance costs associated with the elimination of more than 1,500 positions, while the remainder is for asset disposals primarily at U.S. plants.

•	Closure of the Hamburger Aluminium-Werk GmbH aluminum smelter in Hamburg, Germany (the company owns a 33 percent equity interest in the facility), as a result of the partners’ decision to close the plant because of high energy prices, resulting in charges of $85-$95 million. Approximately three-fourths of the charge is an impairment associated with the investment, while the remainder is for layoffs and other costs as a result of the shutdown.

•	The remaining charges are comprised of various layoffs including 250 positions in the primary products group, approximately 80 positions in the global mill products business, and approximately 160 positions in various corporate functions.

Approximately half of the second quarter charges will be in the form of cash payments, largely for employee severance costs and the other half are largely non-cash charges associated with plant closings and asset disposals. The charges cover 121 locations in North America, Europe, Latin America and Australia. Further details involving specific locations and businesses will be announced as appropriate as they are implemented.

Elkem Gain

As previously reported, Alcoa tendered its 46.5 percent stake in Elkem ASA for $869 million in cash, and will record a second quarter 2005 after-tax gain of $219 million, or $0.25 per share, on the transaction. The company’s net gain on the sale was $180 million when a first quarter charge of $39 million related to the tax impact on previously undistributed equity earnings and related transaction costs is included.

Additional Second Quarter Items

The company will also recognize $100 to $120 million in tax benefits from the finalization of certain tax reviews and audits which resulted in amounts that were less than originally anticipated. Also in the quarter, the company expects to increase its environmental reserve by approximately $20 million pre-tax, principally related to a prior operation in East St. Louis, Illinois. Losses for the quarter for Alcoa’s recently acquired Russian facilities are expected to be approximately $25 million after taxes due to integration costs, general market softness, generally in Europe, and the costs of initiatives to shift to higher value-added products. The company also is exploring options for its Eastalco aluminum smelter in Frederick, Maryland, which is facing closure as a result of escalating power prices locally. If an acceptable power arrangement can not be reached, the facility could be idled by the end of 2005, resulting in fourth quarter charges.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in global economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) the inability of the company to realize the full extent of the expected savings or benefits from its restructuring activities, to complete such activities in accordance with its planned timetable, or to assure that subsequent refinements or developments do not cause the actual charges to exceed the estimated charges; and (c) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended March 31, 2005 and other reports filed with the Securities and Exchange Commission.